Exhibit 14.1

CODE OF BUSINESS CONDUCT AND ETHICS
OF NEW ICELAND ARCTIC ACQUISITION CORP.

OVERVIEW

New Iceland Arctic Acquisition Corp., a Cayman Islands exempted company (together with its subsidiaries, the “Company”), is committed to maintaining the highest standards of business conduct and ethics. This Code of Business Conduct and Ethics (this “Code”) reflects the business practices and principles of behavior that support this commitment. We expect every employee, officer and director of the Company to not only read and understand the business practices and principles described below, but to also apply good judgment and the highest personal ethical standards in making business decisions. Please remember you should consider not only your own conduct, but also that of your family members, significant others and other people in your household. References in the Code to employees cover officers and are also intended to cover, as applicable, directors.

Do not hesitate to ask questions about whether certain conduct may violate the Code, to voice concerns or to clarify gray areas. You should also be alert to possible violations and report them without fear of retaliation. See Section 16 below for instructions regarding how to ask questions or report violations.

Any employee who violates the standards in this Code may be subject to disciplinary action, that, depending on the nature of the violation and the history of the employee, may range from a warning or reprimand to termination of employment and, in appropriate cases, civil legal action or referral for criminal prosecution.

While this Code covers a wide range of business conduct, it is not the only document that addresses the conduct of our employees, officers and directors. For instance, this Code references a separate more detailed policy relating to insider trading. If you have any questions about whether your behavior or any behavior you observe is appropriate, it is your responsibility to ask.

After carefully reviewing this Code, you must sign the acknowledgment attached as Exhibit A hereto, indicating that you have received, read, understand and agree to comply with this Code. The acknowledgment must be returned either electronically in a manner provided for by the Company or to the person designated as the Company’s Compliance Officer (the “Compliance Officer”) (as further described in Section 16) or such Compliance Officer’s designee within ten (10) business days of your receipt of this Code and on an annual basis as the Company may require.

POLICY

1. HONEST AND ETHICAL CONDUCT

It is our policy to promote high standards of integrity by conducting our affairs in an honest and ethical manner. The Company’s integrity and reputation depends on the honesty, fairness and integrity brought to the job by each person associated with us. Unyielding personal integrity and sound judgment is the foundation of corporate integrity.

2. LEGAL COMPLIANCE

Obeying the law is the foundation of this Code. Our success depends upon each employee, officer and director operating within legal guidelines and cooperating with local, national and international authorities. We expect employees, officers and directors to understand the legal and regulatory requirements applicable to their areas of responsibility. While we do not expect you to memorize every detail of these laws, rules and regulations, we want you to be able to determine when to seek advice from others. If you do have a question in the area of legal compliance, it is important that you not hesitate to seek answers from your supervisor or the Compliance Officer.

Violation of domestic or foreign laws, rules and regulations may subject an individual, as well as the Company, to civil or criminal penalties.

3. INSIDER TRADING

Employees, officers and directors who have access to confidential (or “inside”) information are not permitted to use or share that information for stock trading purposes. All non-public information about the Company or about other companies is considered confidential information. To use material, non-public information in connection with buying or selling securities, including “tipping” others who might make an investment decision on the basis of this information, is illegal. Please refer to the Company’s Insider Trading Policy for more detailed information.

4. INTERNATIONAL BUSINESS LAWS

Our employees, officers and directors are expected to comply with the applicable laws in all countries to which they travel, in which they operate and where we otherwise do business, including laws prohibiting bribery, corruption or the conduct of business with specified individuals, companies or countries. The fact that, in some countries, certain laws are not enforced or that violation of those laws is not subject to public criticism will not be accepted as an excuse for noncompliance.

5. FCPA Compliance

The U.S. Foreign Corrupt Practices Act (the “FCPA”) prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business.

A violation of FCPA does not only violate the Company’s policy but also constitutes a civil or criminal offense under FCPA which the Company is subject to after the Effective Time. No employee shall give or authorize directly or indirectly any illegal payments to government officials of any country. While the FCPA does, in certain limited circumstances, allow nominal “facilitating payments” to be made, any such payment must be subject to careful scrutiny and, at a minimum, be discussed with and approved by an employee’s supervisor in advance before it can be made. The Company will not tolerate attempts to improperly influence government personnel or private individuals to secure favorable regulatory treatment or improperly advance our commercial interests.

6. ANTITRUST

Antitrust laws are designed to protect the competitive process and impose severe penalties for certain types of violations, including criminal penalties. These laws are based on the premise that the public interest is best served by vigorous competition and will suffer from illegal agreements or collusion among competitors. Certain kinds of information, such as our strategies, business plans, budgets, forecasts, financial and operating information, pricing, production and inventory, should not be exchanged with competitors, regardless of how innocent or casual the exchange may be.

7. ENVIRONMENTAL COMPLIANCE

The laws of several jurisdictions, including U.S. federal law, impose criminal or civil liability on any person or company that contaminates the environment with any hazardous substance that could cause injury to the community or environment. Violation of environmental laws can involve monetary fines and imprisonment. We expect our employees, officers and directors to comply with all applicable environmental laws when conducting the business of the Company.

8. CONFLICTS OF INTEREST

We expect our employees, officers and directors to be free from influences that conflict with the best interests of the Company or might deprive the Company of their undivided loyalty in business dealings. Even the mere appearance of a conflict of interest can be damaging and should be avoided. Whether or not a conflict of interest exists can be unclear. The following are some (but not all) situations that may involve problematic conflicts of interests: (a) employment by, consulting for, or service on the board of a competitor, customer or supplier; (b) owning a significant financial interest in an entity that does business, seeks to do business or competes with us; (c) soliciting or accepting gifts, favors, loans or preferential treatment from any person or entity that does business or seeks to do business with us; (d) certain types of “moonlighting;” and (e) loans to, or guarantees of obligations of, employees, officers or directors or their family members by the Company. If you have any questions about a potential conflict or if you become aware of an actual or potential conflict, and you are not an officer or director, you should discuss the matter with your supervisor or the Compliance Officer. Supervisors may not authorize conflict of interest matters or make determinations as to whether a problematic conflict of interest exists without first seeking the approval of the Compliance Officer and providing the Compliance Officer with a written description of the activity. If the supervisor is involved in the potential or actual conflict, you should discuss the matter directly with the Compliance Officer. Officers and directors may seek authorizations and determinations from the Nominating and Corporate Governance Committee (the “Corporate Governance Committee”) of the Company’s Board of Directors (the “Board”), or such other committee of the Board that the Board may expressly designate.

9. CORPORATE OPPORTUNITIES

You may not take personal advantage of opportunities for the Company that are presented to you or discovered by you as a result of your position with us or through your use of corporate property or information. Even opportunities that are acquired privately by you may be questionable if they are related to our existing or proposed lines of business. Significant participation in an investment or outside business opportunity that is directly related to our lines of business must be pre-approved. You may not use your position with us or corporate property or information for improper personal gain, nor should you compete with us in any way. Nothing in this Section 8 is intended to expand the duties of any director or officer beyond those set forth in the Company’s amended and restated memorandum and articles of association, applicable law and any applicable contractual obligations.

10. FINANCIAL INTEGRITY

The integrity of our records and public disclosure depends upon the validity, accuracy and completeness of the information supporting the entries to our books of account. Our corporate and business records should be completed accurately and honestly. The making of false or misleading entries is strictly prohibited. Our records serve as a basis for managing our business and are important in meeting our obligations to customers, suppliers, creditors, employees and others. We also rely on our accounting and other business and corporate records in preparing publicly filed reports. Securities laws require that these reports provide full, fair, accurate, timely and understandable disclosure and fairly present our financial condition and results of operations. Employees who contribute in any way in preparing or verifying these reports should strive to ensure that our financial disclosure is complete, accurate and transparent. Any employee who becomes aware of any departure from these standards has a responsibility to report his or her knowledge promptly to a supervisor, the Compliance Officer, the Audit Committee of the Board (the “Audit Committee”) or one of the other compliance resources described in Section 16.

11. FAIR DEALING

Advantages over our competitors are to be obtained through superior performance of our products and services, not through unethical or illegal business practices. Statements regarding the Company’s services must not be untrue, misleading, deceptive or fraudulent. Acquiring proprietary information from others through improper means, possessing trade secret information that was improperly obtained, or inducing improper disclosure of confidential information from employees of other companies is prohibited. If information is obtained by mistake that may constitute a trade secret or other confidential information of another business, or if you have any questions about the legality of proposed information gathering, you must consult your supervisor or the Compliance Officer, as further described in Section 16.

You are expected to deal fairly with our customers, suppliers, employees and anyone else with whom you have contact in the course of performing your job. Employees involved in procurement have a special responsibility to adhere to principles of fair competition in the purchase of products and services by selecting suppliers based exclusively on normal commercial considerations, such as quality, cost, availability, service and reputation, and not on the receipt of special favors.

12. GIFTS AND ENTERTAINMENT

Business gifts and entertainment with counterparts in the private sector are acceptable if (a) intended to create goodwill and sound working relationships, and not to gain improper advantage with customers; and (b) consistent with common and acceptable business practice and not extravagant or inappropriate. If you have any concerns about whether any gifts or entertainment offered or received by you are appropriate under this code, you are expected to request permission from your supervisor or the Compliance Officer, as further described in Section 16.

13. COMPANY ASSETS

All employees, officers and directors are expected to protect our assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on our profitability. Our property, such as office supplies, computer equipment, buildings and products, are expected to be used only for legitimate business purposes, although incidental personal use may be permitted. You may not, however, use our corporate name, any brand name or trademark owned or associated with the Company or any letterhead stationery for any personal purpose.

Except as approved in advance by the Chief Executive Officer or Chief Financial Officer of the Company, the Company prohibits political contributions (directly or through trade associations) by any employee on behalf of the Company. Prohibited political contributions include: (a) any contributions of the Company’s funds or other assets for political purposes; (b) encouraging individual employees to make any such contribution; and (c) reimbursing an employee for any political contribution.

14. CONFIDENTIALITY

As an employee, officer or director of the Company, you may learn information about the Company or other companies that is confidential and proprietary. You must take care to keep this information confidential. Materials that contain confidential information should be stored securely. Unauthorized posting or discussion of any information concerning our business, information or prospects on the Internet is prohibited. Be cautious when discussing sensitive information in public places like elevators, airports, restaurants and “quasi-public” areas within the Company, such as break rooms. All of the Company’s emails, voicemails and other communications are presumed confidential and should not be forwarded outside of the Company, except where required for legitimate business purposes.

Nothing contained in this Code limits or otherwise prohibits you from communicating with, filing a charge or complaint with, or otherwise participating in any investigation or proceeding with any federal, state or local governmental agency or commission, including providing documents or other information, without notice to the Company.

15. MEDIA/PUBLIC DISCUSSIONS

It is our policy to disclose material information concerning the Company to the public only through specific limited channels to avoid inappropriate publicity and to ensure that all those with an interest in the company will have equal access to information. All inquiries or calls from the press and financial analysts should be referred to the Chief Executive Officer, the Chief Financial Officer or the investor relations team. We have designated our Chief Executive Officer, Chief Financial Officer and Chief Investment Officer as our official spokespersons for all Company-related information.

16. WAIVERS

Any waiver of this Code for executive officers or directors may be authorized only by our Board or, to the extent permitted by the rules of any stock exchange on which our securities are listed, the Corporate Governance Committee, and will be disclosed to shareholders as required by applicable laws, rules and regulations.

17. QUESTIONS AND REPORTING POTENTIAL VIOLATIONS

Your most immediate resource for any matter related to this code is your supervisor, who may have the information you need or may be able to refer the question to another appropriate source. There may, however, be times when you prefer not to go to your supervisor. In these instances, you should feel free to discuss your concern with the Compliance Officer. We have designated our Chief Financial Officer to the position of Compliance Officer to oversee this program. The Compliance Officer may be reached at: Attn: Chief Financial Officer, 1300 Jackson Street, Suite 100, Golden, CO 80401 or 1.303.578.9985.

If you are aware of a suspected or actual violation of this Code, you have a responsibility to promptly report it and we will take prompt disciplinary action against any employee, officer or director who retaliates against you. The Compliance Officer will investigate all reported possible code violations promptly and with the highest degree of confidentiality that is possible under the specific circumstances.

If any investigation indicates that a violation of this Code has probably occurred, we will take such action as we believe to be appropriate under the circumstances. If we determine that an employee, officer or director is responsible for a Code violation, he, she or they will be subject to disciplinary action up to, and including, termination and, in appropriate cases, civil action or referral for criminal prosecution.

18. CHANGES; ANNUAL REVIEW

Any changes to this Code may only be made by the Board or the Corporate Governance Committee. Any changes proposed by the Corporate Governance Committee will be recommended to the Board for approval and effective upon approval by the Board. The corporate Governance Committee will review and reassess the adequacy of this Code at least annually and recommend to the Board any changes the Corporate Governance Committee determines are appropriate. All changes must be promptly disclosed as required by law or regulation.

19. WEBSITE DISCLOSURE

This Code, as may be amended from time to time, shall be posted on the Company’s website. The Company shall state in its annual proxy statement that this Code is available on the Company’s website and provide the website address as required by law or regulation.

Exhibit A

NEW ICELAND ARCTIC ACQUISITION CORP.

CODE OF BUSINESS CONDUCT AND ETHICS ACKNOWLEDGMENT

I hereby acknowledge that I have received, read, understand and will comply with New Iceland Arctic Acquisition Corp.’s Code of Business Conduct and Ethics (the “Code”). I will seek guidance from and raise concerns about possible violations of this Code with my supervisor, management or the Compliance Officer. I understand that my agreement to comply with this Code does not constitute a contract of employment.

Please sign here:

Print Name:

Date:

This signed and completed form must be returned to the Compliance Officer within ten business days of receiving this Code.